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                                   EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact: Arthur Dague
         (914) 524-4783
         adague@ahtech.com


                      AHT CORPORATION ANNOUNCES SALE OF ITS
                       PHYSICIAN MANAGEMENT SERVICES UNIT

                    AHT'S BUSINESS NOW EXCLUSIVELY FOCUSED ON
                       INTERNET-BASED CLINICAL E-COMMERCE


TARRYTOWN, NY, MAY 17, 1999 - AHT Corporation (Nasdaq: AHTC) announced today the sale of its physician management services unit to PractiCare, Inc., a wholly-owned subsidiary of Phoenix Home Life Mutual Insurance Company, for approximately $3.1 million in cash plus the assumption of certain payables and capital leases associated with the unit. The sale of the physician management services unit enables AHT to focus entirely on the growth of its Internet-based clinical e-commerce business managing laboratory and prescription transactions.

"This marks an important turning point for AHT," said Jon Edelson, M.D, Chairman, CEO and President. "All of our Company's resources can now be devoted to capturing the significant opportunities before us that are being created by the growth of the Internet and its emerging transformation of the healthcare industry. We believe AHT is competitively positioned to benefit from this trend by leveraging its clinical e-commerce products, prominent customer base, and national distribution channels."

Commenting on the sale, Jeffrey Sauerhoff, Chief Financial Officer, stated, "Hambrecht & Quist assisted us in a national search to identify the best buyer for our physician management services unit. The transaction was structured as an asset purchase sale, encompassing the unit's assets in Tarrytown, NY, Malvern, PA, and Atlanta, GA. Although AHT will receive $3.1 million in cash for these assets, we expect the transaction to be cash flow neutral as we retire certain obligations created in connection with the unit's prior acquisition of Integrated Medical Management, Inc."

Separately, AHT said that it had settled a previously announced dispute with Dr. Jeffrey Moses, a former partner in Advanced Heart Physicians and Surgeons Network, LLP, a practice with which the Company had a management services contract. Terms of the settlement were not released.

AHT Corporation (Nasdaq: AHTC) participates in the growing healthcare e-commerce market. The Company provides information technology enabling the electronic management of laboratory and prescription transactions. AHT's goal is to be a leading provider of Internet-based clinical e-commerce among physicians and healthcare organizations. For more information, please visit AHT's website at www.ahtech.com. (Effective February 1, 1999, Advanced Health Corporation changed the name under which it is conducting business to AHT Corporation and changed its Nasdaq stock symbol from ADVH to AHTC.)

This press release contains forward-looking information regarding AHT Corporation. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to industry trends, future economic performance, anticipated profitability, anticipated revenues and expenses, and products or service line growth may be significantly impacted by certain risks and uncertainties, including, but not limited to, failure of the clinical e-commerce industry to develop at anticipated rates, failure of the Company's clinical information technology products and services to gain significant market acceptance, competition and other economic factors. No assurances can be given as to the outcome of any pending
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lawsuits involving AHT. These forward-looking statements speak only as of the date hereof, and the Company disclaims any intention or obligation to update these forward-looking statements in the future. Additional risks and uncertainties are described in AHT's public filings with the Securities and Exchange Commission.








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